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                                                              Exhibit (a)(1)(v)

                           Offer to Purchase for Cash
                                       by

                                ZALE CORPORATION
                                       of

                   Up to 6,400,000 Shares of its Common Stock
                  at a Purchase Price not greater than $48.00
                         nor less than $42.00 per share

To the Participants in Our 401(k) Plan:

     Zale Corporation ("Zale") recently announced its plans to conduct a modified "Dutch Auction" tender offer in which it would purchase for cash up to 6,400,000 shares of its common stock at a price not greater than $48.00 nor less than $42.00 per share. Enclosed for your consideration are the Offer to Purchase dated July 1, 2003 (the "Offer to Purchase"), and the related Letter of Transmittal (the "Letter of Transmittal") which, as amended or supplemented from time to time, together constitute the tender offer. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. As a participant in the Zale Corporation Savings & Investment Plan (the "401(k) Plan") a portion of your 401(k) Plan account may be invested in Zale Corporation common stock.

     Zale will determine a single per share price not greater than $48.00 nor less than $42.00 that it will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. Zale will select the lowest purchase price that will allow it to purchase 6,400,000 shares, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices not greater than $48.00 nor less than $42.00 per share. All shares properly tendered at or below the purchase price and not properly withdrawn will be purchased at the purchase price selected by Zale, subject to proration provisions. All shares acquired in the tender offer will be acquired at the same purchase price. Zale reserves the right, in its sole discretion, to purchase more than 6,400,000 shares in the tender offer, subject to applicable law. Shares tendered at prices greater than the purchase price and shares not purchased because of proration provisions will be returned to the tendering stockholders or the 401(k) Plan, as applicable, at Zale's expense. See Section 1 and Section 3 of the Offer to Purchase.

IN ORDER TO TENDER YOUR EQUIVALENT SHARES HELD IN YOUR 401(K) ACCOUNT IN THE TENDER OFFER, YOU MUST RETURN THE ENCLOSED YELLOW TRUSTEE DIRECTION FORM TO MELLON FINANCIAL CORPORATION, THE RECORD KEEPER OF THE 401(K) PLAN, BY 6:00 P.M. NEW YORK CITY TIME, ON THURSDAY, JULY 24, 2003 IN ORDER FOR THE RECORD KEEPER TO HAVE SUFFICIENT TIME TO PROCESS YOUR DIRECTION AND INFORM THE TRUSTEE OF YOUR DECISION TO TENDER YOUR EQUIVALENT SHARES. THE TENDER OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JULY 29, 2003.

     If the number of shares properly tendered is less than or equal to 6,400,000 shares (or such greater number of shares as Zale may elect to purchase, not to exceed 2% of our outstanding shares (approximately 640,000 shares) and subject to applicable SEC rules), Zale, on the terms and subject to the conditions of the tender offer, will purchase at the purchase price selected by Zale all shares so tendered.

     If at the expiration of the tender offer more than 6,400,000 shares (or any such greater number of shares as Zale may elect to purchase, not to exceed 2% of our outstanding shares (approximately 640,000 shares) and subject to applicable SEC rules) are properly tendered at or below the purchase price selected by Zale, Zale will buy shares first, from all holders of "odd lots" of less than 100 shares (not including any shares held in the 401(k) Plan) who properly tender all of their shares at or below the purchase price selected by Zale and do not properly withdraw them before the expiration date; second, after purchasing the shares from the "odd lot" holders, from all other stockholders who properly tender shares at or below the purchase price selected by Zale (including participants in the 401(k) Plan and stockholders who tendered subject to the condition that a specified minimum number of shares be purchased as described in Section 6 of the Offer to Purchase and whose condition was satisfied), on a pro rata basis; and third, only if necessary to permit Zale to purchase 6,400,000 shares (or such greater number of shares as Zale may elect to purchase, not to exceed 2% of our outstanding shares (approximately 640,000 shares) and subject to applicable SEC rules), from holders who
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have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

     THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 7 OF THE OFFER TO PURCHASE.

     Zale's directors and executive officers do not intend to tender any shares in the tender offer. See Section 12 of the Offer to Purchase.

     Enclosed with the tender offer materials is a YELLOW Trustee Direction Form that requires your immediate attention. These materials describe the tender offer and its terms in more detail. As described below, you have the right to instruct State Street Bank as trustee of the 401(k) Plan (the "Trustee") whether to tender equivalent shares of Zale common stock credited to your individual account under the 401(k) Plan. Your equivalent shares are equal to the total market value of your Zale Corporation Stock Account divided by the closing market price per share of our common stock.

     If you do not wish to direct the tender of any portion of the equivalent shares in your 401(k) Plan account, you do not need to take any action. If you would like to direct the tender of some or all of the equivalent shares held on your behalf in your 401(k) Plan account in response to this tender offer, detailed instructions on how to tender those equivalent shares are set forth below.

     Mellon Financial Corporation, as Record Keeper for the 401(k) Plan, will receive each participant's tender directions and give them to the Trustee. The Trustee will then tender equivalent shares at the prices specified on behalf of all participants in the 401(k) Plan who elected to tender shares.

     The remainder of this letter summarizes your rights under the 401(k) Plan and the procedures for completing the YELLOW Trustee Direction Form. You should also review the more detailed explanation of the tender offer provided in the Offer to Purchase, which is enclosed with this letter.

     You must carefully follow the instructions below if you want to direct the Trustee to tender some or all of the equivalent shares held on your behalf in your 401(k) Plan account. Failure to follow these instructions properly may make you ineligible to direct the Trustee to tender equivalent shares held in your 401(k) Plan account in the tender offer. Equivalent shares held on your behalf in your 401(k) Plan account can be tendered only by following these instructions and by properly completing and returning the YELLOW Trustee Direction Form.

     If you tender equivalent shares, the tender proceeds will be deposited into your 401(k) Plan account and invested in the 401(k) Plan's Money Market Fund.

     Because the terms and conditions of the Letter of Transmittal will govern the tender of the equivalent shares held in your 401(k) Plan account, you should read the Letter of Transmittal carefully. THE LETTER OF TRANSMITTAL, HOWEVER, IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER EQUIVALENT SHARES THAT ARE HELD ON YOUR BEHALF IN YOUR 401(K) PLAN ACCOUNT. The Letter of Transmittal may only be used to tender shares held outside of the 401(k) Plan. If you hold shares outside of the 401(k) Plan and wish to tender those shares as well as equivalent shares held in your 401(k) Plan account, you must comply with the procedures described in the Letter of Transmittal and the Offer to Purchase for your shares outside of the 401(k) Plan, and submit a YELLOW Trustee Direction Form for equivalent shares you hold in your 401(k) Plan account. You should also read the Offer to Purchase carefully before making any decision regarding the tender offer.

     The tender offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of shares of common stock of Zale. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock of Zale residing in any jurisdiction in which the making of the tender offer or acceptance of the tender offer would not be in compliance with the securities laws of that jurisdiction.

     To instruct the Trustee to tender any or all of the equivalent shares held on your behalf in your 401(k) Plan account, you must complete the enclosed YELLOW Trustee Direction Form and return it to at Zale Processing Center, P.O. Box 641517, Chicago, Illinois, 60664-1517, in the enclosed return envelope so that it is RECEIVED by 6:00 p.m., New York City time, on Thursday, July 24, 2003, unless the tender offer is extended, in which case, if administratively

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feasible, the deadline for receipt of your YELLOW Trustee Direction Form will be
6:00 p.m., New York City time, on the third business day prior to the expiration of the tender offer, as extended.

     IF YOU DO NOT COMPLETE THE ENCLOSED YELLOW TRUSTEE DIRECTION FORM AND RETURN IT TO THE DEPOSITARY ON A TIMELY BASIS, YOU WILL BE DEEMED TO HAVE ELECTED NOT TO PARTICIPATE IN THE TENDER OFFER AND NO EQUIVALENT SHARES CREDITED TO YOUR 401(K) PLAN ACCOUNT WILL BE TENDERED IN THE TENDER OFFER.

     Please note that the number of equivalent shares in your 401(k) Plan account may change during the tender offer period as a result of additional 401(k) and matching contributions being made, as well as by any investment direction changes you may make.

     The number of equivalent shares that may be considered for the tender offer is the number of equivalent shares indicated on the cover letter accompanying this letter, which was determined by dividing the total market value of your Zale Corporation stock account by the closing market price per share of our common stock. You may not tender more equivalent shares than are held in your 401(k) Plan account at the close of business on July 29, 2003 or, if the tender offer is extended, the deadline for returning the YELLOW Trustee Direction Form. If you direct the Trustee to tender more equivalent shares than are held in your 401(k) Plan account at the close of business on July 29, 2003 or, if the tender offer is extended, on the date of the deadline for submitting the Trustee Direction Form, then the Trustee will tender all of the equivalent shares held in your 401(k) Plan account.

     If you desire to tender equivalent shares from your 401(k) Plan account you must specify on the YELLOW Trustee Direction Form the following:

     - Whether or not you wish to tender all equivalent shares held in your 401(k) Plan account, or just some equivalent shares. If you specify that you only wish to tender a certain number of equivalent shares, then the Trustee will only tender that specified number if your 401(k) Plan account contains at least that number of equivalent shares. If your 401(k) Plan account contains less than the number of equivalent shares you specified to tender, the Trustee will tender all equivalent shares in your 401(k) Plan account.

     - Whether you are willing to sell the equivalent shares in your 401(k) Plan account to Zale at the price determined by Zale in the tender offer (which may have the effect of lowering the purchase price and could result in your receiving a price per equivalent share as low as $42.00), or

     - If not, you must specify the price or prices, not greater than $48.00 nor less than $42.00 per equivalent share, at which you are willing to sell the equivalent shares in your 401(k) Plan account to Zale under the tender offer. Prices may be specified in increments of $.10. If you want to tender the equivalent shares in your 401(k) Plan account at different prices, please refer to the YELLOW Trustee Direction Form.

     When considering whether or not to participate in the tender offer, it is important that you note the following:

          1. Zale has been advised that if the Record Keeper does not receive your YELLOW Trustee Direction Form by 6:00 p.m., New York City time, on Thursday, July 24, 2003, then the Record Keeper will not have sufficient time to process your direction and inform the Trustee. In such case, the Trustee will not tender any equivalent shares held on your behalf in the 401(k) Plan. The tender offer, proration period and, other than with respect to 401(k) Plan participants, withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, July 29, 2003, unless the tender offer is extended (see paragraph 8 below for information relating to the withdrawal rights of 401(k) Plan participants). Consequently, your YELLOW Trustee Direction Form must be received by the Depositary no later than 6:00 p.m., New York City time, on Thursday, July 24, 2003, unless the offer is extended.

          2. Equivalent shares held on your behalf in your 401(k) Plan account may be tendered at prices not greater than $48.00 nor less than $42.00 per share.

          3. The 401(k) Plan is prohibited from selling equivalent shares to Zale for a price that is less than the prevailing market price. Accordingly, if you elect to tender equivalent shares at a price that is lower than the prevailing price of Zale's common stock on The New York Stock Exchange at the expiration of the tender offer, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of Zale's common stock on the New York Stock Exchange on the expiration date of the tender offer. This could result in your equivalent shares not being purchased in the tender offer.

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          4.  The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions described in the Offer to Purchase, including Zale having consummated the refinancing of its new secured revolving credit facility as described in the Offer to Purchase.

          5. The tender offer is for up to 6,400,000 shares, constituting approximately 20% of Zale's shares outstanding as of July 1, 2003.

          6. Neither Zale nor any member of its Board of Directors, the Dealer Manager, the Depositary, the Trustee, the Record Keeper or any other fiduciary of the 401(k) Plan makes any recommendation to you as to whether you should tender or refrain from tendering your equivalent shares or as to the purchase price or purchase prices at which you may choose to tender your equivalent shares. You must make your own decision as to whether to tender your equivalent shares and, if so, how many equivalent shares to tender and the purchase price or purchase prices at which your equivalent shares should be tendered. Zale's directors and executive officers have indicated that they do not intend to tender any shares in the tender offer as more specifically discussed in Section 12 of the Offer to Purchase.

          7. Your tender instructions will be held in strict confidence by the Depositary and the Trustee and will not be divulged or released to any directors, officers or employees of Zale, except as may be required by law.

          8. Tendering participants will not be obligated to pay any brokerage fees or commission or solicitation fees to the Dealer Manager, Depositary, or Zale or, except as described in the Letter of Transmittal, stock transfer taxes on the transfer of shares pursuant to the tender offer.

          9. As more fully described in the Offer to Purchase, tenders will be deemed irrevocable unless timely withdrawn. If you instruct the Trustee to tender equivalent shares held on your behalf in your 401(k) Plan account, and you subsequently decide to change your instructions or withdraw your tender of equivalent shares, you may do so by submitting a new Trustee Direction Form. However, the new Trustee Direction Form will be effective only if it is received by the Record Keeper on or before 6:00 p.m., New York City time, on Thursday, July 24, 2003, which is three business days before the scheduled expiration of the tender offer at 12:00 Midnight, New York City time, on Tuesday, July 29, 2003. Upon receipt of a timely submitted new YELLOW Trustee Direction Form, your previous instructions to tender the equivalent shares will be deemed canceled. If your new YELLOW Trustee Direction Form directed the Trustee to withdraw from tender the equivalent shares held on your behalf in your 401(k) Plan account by indicating that 0 equivalent shares are to be tendered, you may later re-tender those equivalent shares by submitting another YELLOW Trustee Direction Form to the Record Keeper at the above address so long as it is received by the Record Keeper on or before the day that is three business days before the expiration of the tender offer (currently 6:00 p.m., New York City time, on Thursday, July 24, 2003). Additional YELLOW Trustee Direction Forms may be obtained by calling Morrow & Co., Inc., the Information Agent for the tender offer, at (800) 607-0088.

          10. While you will not recognize any immediate tax gain or loss as a result of the tender offer, the tax treatment of future withdrawals by you or distributions to you from the 401(k) Plan may be adversely affected by a tender and sale of equivalent shares within the 401(k) Plan. Specifically, under current federal income tax rules, if you receive a lump sum distribution from a 401(k) Plan including Zale equivalent shares that have increased in value while they were held by the 401(k) Plan, under certain circumstances you may have the option of not paying tax on this increase in value, which is called "net unrealized appreciation," until you sell the equivalent shares. When the equivalent shares are sold, any gain up to the amount of the untaxed net unrealized appreciation is taxed as long-term capital gain. If equivalent shares credited to your individual 401(k) Plan account are purchased by Zale in the tender offer, you will no longer be able to take advantage of this tax benefit.

          11. If you have any questions regarding your participation in the tender offer, please contact Morrow & Co., Inc., the Information Agent, at
     (800) 607-0088.

     Unless you direct the Trustee on the enclosed YELLOW Trustee Direction Form to tender the equivalent shares held on your behalf in your 401(k) Plan account, no equivalent shares will be tendered.

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     IN ORDER TO TENDER EQUIVALENT SHARES IN YOUR 401(K) PLAN ACCOUNT YOU WILL
NEED TO COMPLETE THE ENCLOSED YELLOW TRUSTEE DIRECTION FORM AND RETURN IT TO:

          ZALE PROCESSING CENTER
          P.O. BOX 641517
          CHICAGO, IL 60664-1517

IN THE ENCLOSED RETURN ENVELOPE SO THAT IT IS RECEIVED BY 6:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JULY 24, 2003, UNLESS THE TENDER OFFER IS EXTENDED, IN WHICH CASE, IF ADMINISTRATIVELY FEASIBLE, THE DEADLINE FOR RECEIPT OF YOUR TRUSTEE DIRECTION FORM WILL BE 6:00 P.M., NEW YORK CITY TIME, ON THE THIRD BUSINESS DAY PRIOR TO THE EXPIRATION OF THE TENDER OFFER, AS EXTENDED.

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